UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2007

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Contract with GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd.

On January 21, 2007, Hoku Scientific, Inc. (“Hoku”) entered into a contract with Graeber Engineering Consultants GmbH (“GEC”) and MSA Apparatus Construction for Chemical Equipment Ltd. (“MSA” and together with GEC, the “Supplier”) for the purchase and sale of hydrogen reduction reactors (the “Reactors”) and hydrogenation reactors (the “Converters”) for the production of polysilicon (the “Equipment”), and related engineering and installation services (the “Contract”). Under the Contract, Hoku will pay the Supplier up to a total of 15.7 million Euros for Equipment that is designed and engineered to produce approximately 1,500 metric tons of polysilicon per year; however, Hoku has the option to purchase additional Equipment to enable the production of an additional 500 metric tons of polysilicon per year (the “Additional Equipment”) for an additional 5.2 million Euros. Prior to payment of the Initial Deposit (described below) Hoku may elect not to purchase the Converters, in which case the purchase price shall be reduced. Hoku is required to make an Initial Deposit equal to fifteen (15%) of the applicable purchase price (the “Initial Deposit”) within six months of signing the Contract and open a letter of credit equal to sixty five percent (65%) of the applicable purchase price within a similar timeframe. The Contract provides for the delivery of the Equipment within 15 months after Hoku pays the Initial Deposit and, if Hoku exercises its option to purchase the Additional Equipment, then such Additional Equipment shall be delivered within three months thereafter. The term of the Contract extends until the end of the first month after the expiration date of the warranty period, but may be terminated earlier under certain circumstances.

The Contract will be filed with Hoku’s Annual Report on Form 10-K for the fiscal year ending March 31, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 22, 2007

HOKU SCIENTIFIC, INC.

By:	/S/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer